Exhibit 99.1
SOURCEFIRE NAMES JOHN C. BURRIS CHIEF EXECUTIVE OFFICER
Columbia, MD — June 16, 2008 — Open source innovator and SNORT® creator, Sourcefire, Inc. (Nasdaq: FIRE), a leader in Enterprise Threat Management, today announced that its Board of Directors has elected John C. Burris as Sourcefire’s Chief Executive Officer, effective July 14, 2008. Mr. Burris, a member of the Sourcefire Board of Directors since March 2008, currently serves as head of Worldwide Sales and Services at Citrix Systems, Inc. (Nasdaq: CTXS). Upon the completion of the transition, Mr. Burris will succeed Wayne Jackson as CEO, and remain a member of Sourcefire’s Board of Directors.
On behalf of Sourcefire’s Board of Directors, Joseph R. Chinnici, Chairman of the Board, stated, “John is a seasoned executive with a proven track record of helping public technology companies achieve their full potential. He brings to Sourcefire a combination of global execution, operational discipline, and inspirational leadership needed for accelerated and profitable growth.” Chinnici added, “I want to take this opportunity to thank CEO Wayne Jackson for his vision, expertise and tireless commitment to Sourcefire. We greatly appreciate Wayne’s continued efforts through the transition process and wish him all the best in the years ahead. Today’s announcement is the culmination of a thoughtful and disciplined process of succession planning.”
“During my six years at Sourcefire, we have grown from a small security start-up to one of the most respected companies in our industry,” said E. Wayne Jackson, III Sourcefire’s outgoing CEO. “We are privileged to have attracted a leader of John’s caliber and experience to guide the company going forward. I believe that Sourcefire’s shareholders, customers and employees will see tremendous benefit from the leadership of a man that I have enjoyed getting to know as an individual and greatly respect as a business executive.”
“As one of the only vendors delivering next-generation real-time adaptive security solutions, Sourcefire is uniquely positioned to drive the future of network security and strengthen its position as an industry-leading enterprise security company,” said Mr. Burris, Sourcefire’s incoming CEO. “I am very excited to be joining the company at this important time in its history. Together with the company’s strong leadership team, I am confident that we will continue to build on Sourcefire’s already strong momentum.”
John C. Burris Background
John Burris, age 53, joined Sourcefire’s Board of Directors in March 2008.
Mr. Burris has been a key contributor to the decade of growth achieved by Citrix Systems, Inc., a publicly traded information technology company specializing in application delivery infrastructure. John has served as Senior Vice President, Worldwide Sales and Services at Citrix since January 2001, during which time the company’s annual revenues increased from $470 million to $1.4 billion, and before that, as Senior Vice President, Services from July 1999. John’s leadership of Citrix’s global sales and services organization, which currently includes approximately 2,500 Citrix professionals and 4,500 channel and distribution partners worldwide, has been marked by the implementation of an innovative sales strategy which rewards value-added selling; the creation of a team of Enterprise Relationship Managers who support large accounts; the strengthening and realignment of Citrix’s channel organization; and Citrix’s aggressive expansion into high-growth markets across the globe. Additionally in the last three years, John played a key role in managing many of the acquisition integrations at Citrix. Prior to joining Citrix, Mr. Burris was employed by Lucent Technologies, a publicly traded communications networks company, from 1994 to 1999 as Vice President and General Manager of the Gulf States region. Prior to 1994, Mr. Burris was employed in various sales and customer service capacities for AT&T Corp., including terms as a managing director for AT&T’s Australia (Sydney), Asia/Pacific (Hong Kong) as well as Europe (London) operations.
Webcast Replay
On Monday, June 16, 2008 at 4:15 p.m. Eastern Time, Sourcefire will post a link to a webcast replay of its senior management discussing this announcement and the replay will remain available for at least 90 days.
To access this webcast replay please visit http://investor.sourcefire.com.
About Sourcefire
Sourcefire, Inc. (Nasdaq: FIRE), Snort creator and open source innovator, is a world leader in Enterprise Threat Management (ETM) solutions. Sourcefire is transforming the way Global 2000 organizations and government agencies manage and minimize network security risks with its 3D Approach — Discover, Determine, Defend — to securing real networks. This ETM approach equips customers with an efficient and effective layered security defense — protecting network assets before, during and after an attack. Through the years, Sourcefire has been consistently recognized for its innovation and industry leadership by customers, media and industry analysts alike — with more than 40 awards and accolades. Today, the names Sourcefire and founder Martin Roesch have grown synonymous with innovation and network security intelligence. For more information about Sourcefire, please visit http://www.sourcefire.com.
SOURCEFIRE®, SNORT®, the Sourcefire logo, the Snort and Pig logo, SECURITY FOR THE REAL WORLD™, SOURCEFIRE DEFENSE CENTER™, SOURCEFIRE 3D™, RNA™, DAEMONLOGGER™, CLAMAV™, SOURCEFIRE SOLUTIONS NETWORK™, and certain other trademarks and logos are trademarks or registered trademarks of Sourcefire, Inc. in the United States and other countries. Other company, product and service names may be trademarks or service marks of others.
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Cautionary Language Concerning Forward-Looking Statements
The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include our expectations regarding the transition of our CEO, the company’s prospects for future growth and the benefits to the company’s shareholders, customers and employees under the direction of Mr. Burris. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of Sourcefire, Inc. may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, the fact a change in senior management can impact the performance of the company, and also include, without limitation, those risks and uncertainties described from time to time in the reports filed by Sourcefire, Inc. with the Securities and Exchange Commission. Sourcefire, Inc. undertakes no obligation to update any forward-looking statements.
CONTACT:
Investor Contact:
Sourcefire, Inc.
Tania Almond
Investor Relations Officer
410-423-1919
tania.almond@sourcefire.com
or
Media Contact:
Welz & Weisel Communications
Tony Welz
Principal
703-338-7950
tony@w2comm.com